    THIRD SUPPLEMENTAL INDENTURE

among

GLOBAL MARINE INC.,

as Issuer,

TRANSOCEAN INC.,

as Guarantor

and

WILMINGTON TRUST COMPANY,

as Trustee

July 29, 2019

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of July 29, 2019, among Global Marine Inc., a Delaware corporation (the “Company”), Transocean Inc., a Cayman Islands exempted company (the “Guarantor”), and Wilmington Trust Company, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Base Indenture, dated as of September 1, 1997 (the “Base Indenture”), as supplemented by the Terms Agreement, dated as of April 20, 1998, and as further amended and supplemented by the First Supplemental Indenture, dated as of June 23, 2000, and the Second Supplemental Indenture, dated as of November 20, 2001 (as so amended and supplemented, the “Indenture”), providing for the issuance of 7% Notes due 2028 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Indenture may be amended or supplemented without the consent of the Holders to, among other things, add guarantees of any series of Securities and add to the covenants of the Company for the benefit of the Holders of all or any series of Securities;

WHEREAS, the Guarantor desires to irrevocably and unconditionally guarantee all of the Company’s obligations under the Indenture and the Notes, including the punctual payment of principal of, premium, if any, and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, according to the terms of the Notes (the “Guarantee”);

WHEREAS, the Company desires to add the Guarantee and to amend certain other provisions of the Indenture as set forth in Section 3 hereof;

WHEREAS, all requirements necessary to make this Third Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects and, pursuant to Section 9.01 of the Indenture, the Company, the Guarantor and the Trustee are authorized to execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. All capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantee of Obligations. Transocean Inc. hereby irrevocably and unconditionally guarantees as primary obligor and not merely as surety to each Holder of a Note authenticated and delivered by the Trustee, and to the Trustee and its successors and assigns, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, and the due and punctual performance of all other payment obligations of the Company, to the Holders or the Trustee under the Indenture in accordance with the terms hereof and thereof. The Guarantor hereby agrees that its obligations hereunder shall be primary, absolute, a guarantee of prompt payment and performance and not a guarantee of collection, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under the Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to the Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantor will be obligated to pay the same immediately.  The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever. The Guarantee shall be a senior obligation of the Guarantor. Each payment to be made by the Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature (except as required by applicable law). The Guarantor covenants that this Guarantee will not be discharged except by complete performance of the payment obligations contained in the Indenture, the Notes and in this Guarantee.

The Guarantor shall be subrogated to all rights of the registered owners of the Notes in respect of any amounts paid by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation only after the principal of, premium, if any, and interest on the Notes and all other amounts owed to the registered owners of the Notes hereunder have been paid in full.

This Guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment of the principal of, premium, if any, or interest on the Notes or any other amounts owed to the registered owners of the Notes hereunder or thereunder is rescinded or must otherwise be returned by such registered owners upon the insolvency, bankruptcy or reorganization of the Guarantor, the Company or otherwise, all as though such payment had not been made.

3. Indenture Amendments.  Pursuant to Section 9.01 of the Indenture, the following Sections of the Indenture are hereby amended, including by deleting stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and by adding double-underlined text (indicated textually in the same manner as the following example: double-underlined text), as follows:

Section 1.01 is amended by adding the following definition:

“Third Supplemental Indenture” means the third supplemental indenture to this Indenture, dated as of July 29, 2019, among the Company, the Trustee and Transocean Inc., as guarantor.

Section 4.03 is amended by adding a new clause (c) as follows:

(c)For so long as any Securities remain outstanding, the Company will post on the website of Transocean Ltd. at www.deepwater.com or otherwise publicly disclose (as such term is defined in Regulation FD promulgated by the SEC under the Exchange Act) by June 30 of each fiscal year certain unaudited summarized consolidated financial information of the Company substantially in the form of Exhibit A hereto;  provided that such unaudited summarized consolidated financial information of the Company for the fiscal year ended December 31, 2018, shall be so posted or otherwise publicly disclosed no later than five Business Days after the date of the Third Supplemental Indenture.

Section 10.02 is amended by adding the following notice information for the Guarantor:

If to the Guarantor:

Transocean Inc.

36c Dr. Roy’s Drive, 4th Floor

P.O. Box 10342

George Town, Grand Cayman

Cayman Islands

4. Integral Part. This Third Supplemental Indenture constitutes an integral part of the Indenture.

5. Notes.  Each Note, with effect on and from the date hereof, shall be deemed supplemented, modified and amended in such manner as necessary to make the terms of such Note consistent with the terms of the Indenture, as amended by this Third Supplemental Indenture and giving effect to the Guarantee set forth in Section 2 hereof and the amendments set forth in Section 3 hereof.

6. Ratification and Effect.

(a) Except as hereby expressly amended, the Indenture and the Notes are in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

(b) Upon and after the execution of this Third Supplemental Indenture, each reference to the Indenture or the Notes in the Indenture or the Notes shall mean and be a reference to the Indenture or the Notes as modified hereby after giving effect to the Guarantee set forth in Section 2 hereof and the amendments set forth in Section 3 hereof. The Trustee is not responsible for the validity or sufficiency of this Third Supplemental Indenture or for the recitals contained herein.

7. NEW YORK LAW TO GOVERN.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

8. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: July 29, 2019

Global Marine Inc.

By:/s/ R. Thaddeus Vayda

Name: R. Thaddeus Vayda

Title: Vice President and Treasurer

Transocean Inc.

By:/s/ Colin Berryman

Name: Colin Berryman

Title: Director and Vice President, Asset Management

WILMINGTON TRUST COMPANY, as Trustee

By:/s/ Peter Finkel

Name: Peter Finkel

Title: Authorized Signatory

Exhibit A

GLOBAL MARINE INC. AND SUBSIDIARIES
UNAUDITED SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION

Global Marine Inc. (“Global Marine”), a Delaware holding company, is a wholly owned indirect subsidiary of Transocean Ltd. (“Transocean”) and issuer of the 7.00% Notes due 2028.  Global Marine, through one of its subsidiaries, provides procurement and storage services to Transocean’s other subsidiaries.  In November 2018, one of Global Marine’s subsidiaries sold for scrap value the ultra‑deepwater drillship C.R. Luigs, a rig that was stacked in June 2015.  Unaudited summarized consolidated financial information for Global Marine Inc. and its subsidiaries was as follows (in millions):

	Years ended December 31,
	2018	2017
Statement of operations information
Operating revenues from affiliates	$17	$50
Operating loss	(530)	(27)
Net income (loss)	(412)	89

	December 31,
	2018	2017
Balance sheet information
Current assets	$58	$79
Receivables from affiliates	2,128	2,266
Property and equipment, net	116	553
Other assets	98	137
Current liabilities	47	45
Payables to affiliates	217	301
Long-term debt	306	307
Other long-term liabilities	2	142
Equity	1,828	2,240

    The accompanying unaudited summarized consolidated financial information for Global Marine Inc. and its subsidiaries has been derived from Transocean’s accounting records and has not been subject to the audit or review procedures of independent auditors.  Such unaudited financial information is not prepared in accordance with accounting principles generally accepted in the United States, as it omits certain required adjustments, accompanying financial statements, and substantially all required disclosures.  If such omissions were included with the unaudited summarized consolidated financial information, they might influence the user’s conclusions about the company’s financial position, results of operations, and cash flows.  Accordingly, the accompanying unaudited summarized consolidated financial information is not intended for those who are not informed about such matters.  The unaudited summarized consolidated financial information is intended for informational purposes only and does not constitute, and should not be construed as, an offer to sell or issue securities or otherwise constitute an invitation or inducement to any person to purchase, underwrite, subscribe to or otherwise acquire securities in Global Marine Inc. or any of its subsidiaries